                                                            10-V

                   CABLE CAR BEVERAGE CORPORATION
                    717 17th Street, Suite 1475
                      Denver, Colorado 80202
      -----------------------------------------------------------






                                               June 24, 1997 as amended
                                               on August 11, 1997

      Stewart's Restaurants, Inc.
      114 West Atlantic Avenue
      Clementon, New Jersey 08021


      Gentlemen:

           Reference is made to the Agreement dated July 11, 1989, as amended (as so amended, the "Prior Master Agreement") between us and you. This letter agreement confirms the amendments and modifications to the Prior Master Agreement that we have agreed to. Except as amended by this letter agreement, the Prior Master Agreement, shall continue in full force and effect. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Prior Master Agreement. To the extent there is any inconsistency between the terms of this letter agreement and the Prior Master Agreement, the terms of this letter agreement shall govern.

           Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

            1.Territory.  Subject to continuing to meet the minimum case
            ------------
requirements set forth in the last sentence of paragraph 3 of the Prior Master Agreement after the date hereof, the territory of Licensee's rights under the Prior Master Agreement is now worldwide as provided in paragraph 3 of the Prior Master Agreement.

            2.Quality Control.
            ------------------
                (a) Licensee and Owner shall comply with standards of quality comparable to that maintained by Licensee in selling and distributing STEWART'S soft drinks.

                (b) Commencing January 1, 1998, Licensee may purchase soft drink concentrates or syrups for making STEWART'S soft drinks (which term, for all purposes of this letter agreement and the Prior Master Agreement, shall include all non-carbonated and carbonated non-alcoholic beverages, excluding postmix syrup and premix beverages) from any supplier; provided that any concentrates or syrups purchased shall comply with the quality standards set forth in clause (a) above; provided, further, that the Licensee will offer to purchase concentrates and syrups for a minimum of an aggregate of 3.0 million cases of soft drinks during the five year period 1998-2002 from the existing supplier of concentrates and syrups for STEWART'S soft-drinks at existing prices. Licensee will submit to the Owner such samples and analyses as Owner may from time to time reasonably request in connection with STEWART'S soft drinks, it being understood however, that the Owner may object to any such sample or analysis only if it does not comply with the quality standards set forth in clause
                     (a) above. Licensee shall be permitted to deal directly with and make payment to, any of such suppliers. Owner agrees that it will from time to time as reasonably requested by Licensee provide, at mutually agreed upon fees, consulting services to Licensee with respect to the production of STEWART'S soft drinks.

                (c) Licensee agrees to comply in all material respects with all applicable requirements of laws and regulations.

                (d) Licensee agrees to use commercially reasonable effects to require sublicensees to maintain uniform quality and control over soft drinks made and offered for sale under the STEWART'S trademark.

            3.Labeling and Advertising.  Licensee agrees that all labels,
            ---------------------------
containers, advertising and other promotional material of Licensee bearing the STEWART'S mark shall be in good taste and of good quality. Owner shall not have approval rights with respect to any labels, containers, advertising or other promotional matter of Licensee and its sublicensees. Licensee agrees to provide to Owner, on or about July 1 of each year, commencing July 1, 1998, samples of all labels then used on Licensee's STEWART'S products.
In the event Licensee changes the logo or design used in connection with the Stewart's trademark, Owner agrees that upon written request of Licensee, and subject to Owner's agreements with third parties then in effect, it will make corresponding changes to paper goods, advertising materials and other promotional materials used by Owner at Owner's Locations (as defined below) in connection with its use of the Stewart's trademark; provided, however, that Owner shall be entitled to use all of its inventory of such items before making said changes; and provided, further, that Owner shall have no obligation or duty now, or at any time hereafter, to change signage at Owner's Locations (as defined below).

            4.Sublicensees.  The Licensee shall be permitted to use any form
            ---------------
of sublicensing agreement with sublicensees that is not inconsistent with the Prior Master Agreement, as amended hereby.

             5.Royalties.  Licensee shall pay the per case royalties set forth
             ------------
in the Prior Master Agreement for all soft drinks sold by the Licensee under the STEWART'S trademark. Payment of such royalties shall be made monthly within 20 days after the month for which such royalties shall apply and shall be accompanied by documentation setting forth the calculation of such royalties. Within 120 days of the end of each fiscal year, the Licensee shall deliver to the Owner a certification from a "Big-Six" accounting firm certifying the amount of royalties due to the Owner with respect to such fiscal year.

            6.New Products.
            ---------------
           (a) In addition to all rights granted under the Prior Master Agreement and this letter agreement with regard to soft drinks, Licensee shall also be permitted to use the STEWART'S trademark, mark or other identifying means on any other product of any type, (such other products are referred to as "New Products"), provided that such New Products comply with the quality standards set forth in paragraph 2(a) above; provided that if the quality standard set forth in paragraph 2(a) would be inapplicable to such New Product, then such New Product shall be of good quality. Owner shall be entitled to a royalty of 2% of the "net sales" of any New Products produced by the Licensee in accordance with the terms of this paragraph. For purposes of this letter agreement, "net sales" of a New Product means the sum of money actually received by Licensee from sales of such New Product less, to the extent applicable, the sum of (i) sales, excise, use, currency, repatriation and similar taxes, (ii) returns, (iii) trade discounts, (iv) sales commissions, (v) shipping costs and
                (vi) credits (other than advertising credits).

           (b) Owner shall not manufacture, distribute or sell any products bearing the STEWART'S trademark, mark or other identifying means without the prior written consent of the Licensee, which consent may be given or withheld by Licensee in its sole discretion. Notwithstanding the foregoing, Licensee acknowledges that Owner retains all rights to own, operate, license or franchise STEWART'S Restaurants, Drive-Ins and mobile food and beverage concession trailers, in each case where the STEWART'S brand is the primary brand associated with such location (collectively, "Owner's Locations"), and to sell post mix syrups and pre mix beverages at or to Owner's Locations. Licensee also acknowledges that (i) Owner retains all rights to sell and market good quality ice cream and hot dogs using the STEWART'S trademark, (ii) Owner retains all rights to do STEWART'S advertising (provided that such advertising is in good taste and of good quality) for, and to sell paper goods, promotional items and food intended for immediate consumption at Owner's Locations identified by the STEWART'S trademark at or to, Owner's Locations and (iii) Owner may, subject to (x) such products meeting the quality standards set forth in paragraph 2(a) above and (y) obtaining the prior approval of Licensee (which approval will not be unreasonably withheld or delayed), sell and market popsicles, water ice and chile using the STEWART'S trademark.
                Licensee shall not be entitled to a royalty with respect to sales of any product produced, distributed or sold by Owner in accordance with the terms of this paragraph 6. Notwithstanding the foregoing, Owner's right to sell and market any product listed in clause (iii) above shall automatically revert to Licensee (A) if within four (4) years and six months of the initial date of this letter agreement Owner is not actively selling or marketing such product or
                (B) if after Owner has commenced selling or marketing such product a two-year period shall have elapsed during which Owner shall not be selling or marketing such product.
                Owner agrees to execute and deliver to Licensee such documents as Licensee shall reasonably request to evidence any such reversion of rights to Licensee.

           (c) Each party agrees to indemnify and hold the other party harmless from any and all claims, suits, loss or damage (including reasonable attorneys' fees and expenses) arising out of or relating to any products produced, distributed or sold by such party in accordance with the terms of this paragraph 6.

            7.Notice of Infringement.  Owner agrees to notify Licensee in
            -------------------------
writing of any suspected infringement of the STEWART'S mark and/or of any claim made against it or adverse to or conflicting with the ownership of the STEWART'S mark by the Owner. Each party agrees that it will not intentionally do anything harmful to the reputation of the STEWART'S mark or to the other party's interest therein.


            8.Registration.
            ---------------
           (a) The Owner agrees that it will take whatever action may be required by law to secure and maintain its federal registration or registrations in the United States of STEWART'S for soft drinks or in connection with any of Licensee's New Products, including the timely filing of applications for registration and acquisition of any renewals or extensions thereof. Owner hereby appoints Licensee its attorney and agent-in-fact, and if the Owner fails to so act, Licensee may act on Owner's behalf to maintain said registrations at Owner's expense, provided that Licensee first makes written demand upon the Owner to so act and the Owner fails to act within twenty (20) days of its receipt of the demand; and provided, further, that any costs incurred in connection with the registration of New Products in the United States shall be paid by Licensee except that Licensee may credit any such amount paid by it against royalties owed by Licensee to Owner with respect to such New Product.

           (b) The Owner agrees to take whatever action may be requested by Licensee to register and maintain the mark STEWART'S for soft drinks or in connection with any of Licensee's New Products, in countries outside of the United States, including the timely filing of applications for registration and acquisition of any renewals or extensions thereof. The filing and prosecution of such applications shall be the responsibility of Owner, who shall be promptly reimbursed for all reasonable expenses, including attorney's fees, in connection therewith by the Licensee. If it fails to so act, Licensee may act as an agent on Owner's behalf to maintain said registrations at Owner's expense, provided that Licensee first makes written demand upon the Owner to so act and the Owner fails to act within twenty (20) days of its receipt of the demand; provided, further, that any costs incurred in connection with the registration of the STEWART'S trademark for soft drinks or New Products in any foreign jurisdiction shall be paid by Licensee, except that Licensee may credit any such amount paid by it against royalties owed by Licensee to Owner with respect to sales by Licensee in such jurisdiction. The Owner's obligations under this paragraph shall cease upon the transfer of the foreign rights to the Licensee pursuant to paragraph 17(b) of the Prior Master Agreement.

            9.Infringement.  The Owner and Licensee jointly or singly may
            ---------------
police the mark STEWART'S including the institution of proceedings in the appropriate tribunals to prevent trademark infringement, unauthorized use of the mark, colorable imitations, unfair competition and/or the registration by others of confusingly similar marks, except that the Licensee shall not take any such action without first advising Owner in writing of such intention to act and giving Owner the first option to so act. Owner shall notify Licensee within ten (10) business days after the date of receipt of such notice from Licensee of Owner's decision to institute any proceeding or other action under this paragraph. If Owner fails to notify Licensee of its decision within ten (10) business days or elects to take no action, Licensee shall be free to take any action it deems appropriate to protect its interest under this agreement. Where such action is instituted by either party, the other party agrees to furnish such assistance as may reasonably be requested including becoming a party to the action. The cost of all policing of the mark shall be borne equally by the parties if the policing relates to a third party use of a mark in connection with soft drinks; provided that the cost borne by Owner pursuant to this sentence during any calendar year shall not exceed the royalties paid by Licensee to Owner with respect to such calendar year; and provided, further that the cost borne by Owner pursuant to this sentence in any calendar year with respect to all unsuccessful actions which were brought by Licensee after Owner elected not to bring such actions shall not exceed 25% of the royalties paid by Licensee to Owner with respect to such calendar year. Notwithstanding the foregoing, to the extent any proceeding to police the mark "Stewart's" is brought in a jurisdiction outside of the United States (a "Foreign Jurisdiction"), the costs to be borne by Owner in accordance with the previous sentence in connection with such proceeding during any calendar year shall be paid as follows: First, the Owner shall be obligated to pay in cash that portion of such costs in an amount up to the royalties paid by the Licensee to Owner with respect to such calendar year with respect to such Foreign Jurisdiction, and second, the balance of such costs shall be paid by the Owner through credit against future royalties paid by the Licensee to Owner with respect to such Foreign
Jurisdiction on a dollar for dollar basis.   The cost of any action (other
than with respect to soft drinks) under this paragraph shall be borne by the party instituting such action. In the event that a monetary recovery is awarded in any action brought pursuant to this paragraph, such recovery shall first be used to reimburse each party (pro rata) for any costs that it incurred as a result of such action, thereafter each party shall be entitled to receive any damages that are expressly awarded to such party by the court (pro rata based on the relative amounts of such awards) and thereafter, any remaining amounts shall be paid to the party that brought such action.

            10.Ownership.
            -------------
           (a) The rights to be transferred in accordance with paragraph 13(B) of the Prior Master Agreement shall include the associated goodwill.

           (b) The Licensee shall own all formulae, rights to packaging and other rights with respect to soft drinks and New Products bearing the STEWART'S trademark (other than ownership of the STEWART'S trademark in the United States). Owner shall at Licensee's cost, assign whatever rights it has to such formulae, packaging and other rights (other than ownership of the STEWART'S trademark in the United States) with respect to such products. Owner agrees that, if Licensee shall change any formula for any soft drink sold under the STEWART'S trademark, Owner shall change the formula that it uses for the corresponding post mix syrup and pre mix beverage so as to be substantially identical with Licensee's formula so long as such change is being made by Licensee in its reasonable business judgment (i) in order to enhance the quality or flavor of such soft drink, (ii) if any formula ingredient becomes unavailable (by governmental regulation or otherwise) or (iii) if the relative cost of any formula ingredient becomes commercially unreasonable for use. Licensee agrees in any such case to use commercially reasonable efforts to maintain the quality of any such product; provided, however, in the case of clause (i) Owner shall not be required to change its formula without its consent, which shall not be unreasonably withheld.

            11.Term.  The Prior Master Agreement, as amended hereby, shall
            --------
be perpetual unless sooner terminated as provided in the Prior Master Agreement, as amended hereby.

            12.Termination.
            ---------------
           (a) In the case of a material violation by either party of any one or more of the material terms of this letter agreement or the Prior Master Agreement and the failure of the violating party to correct such violation within forty-five
                (45) days following the receipt of written notice of violation from the other party, such other party shall be entitled to terminate this letter agreement and the Prior Master Agreement on forty-five (45) days prior written notice; provided, however, that if any such breach is curable by Licensee, then for so long as Licensee is attempting in good faith to cure such breach, the Owner may not terminate this letter agreement or the Prior Master Agreement.

           (b) Notwithstanding anything to the contrary, the Prior Master Agreement may be canceled immediately by the Owner in the event of Licensee's failure to prepare the soft drinks identified by trademark STEWART'S in substantial conformity with the quality standards being met by Licensee as of the date hereof. Such cancellation shall be effective on the date written notice thereof is received by the Licensee; provided, however, that if any of the foregoing violations are the result of a mistake or oversight not involving any bad faith or willful misconduct or adulteration or substitution on the part of the Licensee, itself, then cancellation shall only be effective in the event that Licensee fails to correct such violation within ninety (90) days following receipt of written notice of violation (which shall include full details of such violation) from the Owner; provided, further, that if any of the foregoing violations are the result of a default by a sublicensee, the Owner's sole remedy shall be to have the right to require Licensee to terminate its sublicense with such sublicensee, except that if Licensee shall fail, within sixty (60) days of the date Owner makes such request, to take reasonable steps to pursue the termination of such sublicense, then Owner shall have the right to terminate this letter agreement and the Prior Master Agreement.

            13.Right of First Refusal.  Owner, William Fessler and Michael W.
            --------------------------
Fessler hereby grant to Licensee a right of first refusal with respect to (i) any shares of stock of Owner or any equity interest in any parent company of Owner which is proposed to be sold, and (ii) any proposed sale of the Prior Master Agreement, the Agreement dated December 1, 1993, as amended, between the parties hereto or any of Owner's rights with respect to the STEWART'S trademark; provided that such shares of stock, equity interests or rights may be transferred to immediate family members of William Fessler or Michael W. Fessler so long as prior to such transfer such transferee agrees to be bound by the terms of this letter agreement as if such transferee were an original signatory hereto; and provided, further that the provisions of this paragraph 13 shall not be applicable to any sale of shares pursuant to a bonafide underwritten initial public offering of shares registered with the Securities and Exchange Commission on Form S-1 or any successor or similar form. Licensee shall have fifteen (15) business days from the date on which it receives a notice (which notice shall contain a description of the proposed sale, the name and address of the proposed purchaser and a copy of all agreements with such proposed purchaser) with respect to such proposed sale (the "Notice Date") to notify Owner whether it will exercise its right of first refusal. If Licensee shall elect to exercise such right, the proposed sale to Licensee shall be consummated within 45 days after the Notice Date, subject to extension for receipt of all necessary governmental and regulatory approvals.

            14.Arbitration.  All disputes under this letter agreement or the
            ---------------
Prior Master Agreement shall be resolved through binding arbitration in Philadelphia, Pennsylvania under the commercial rules and regulations of the American Arbitration Association. In any such dispute, the arbitrators shall have the right in their discretion to award attorneys' fees, costs and damages.

            15.Expenses.  Licensee shall pay Owner within 10 days of the date
            ------------
hereof the sum of $2,500 to compensate Owner for legal and other expenses incurred in connection with this letter agreement.

            16.Notices.  Any notice given by either party hereunder shall be
            -----------
deemed to have been properly given if sent by telecopy (provided that receipt is acknowledged), registered or certified mail (return receipt requested) or by reputable overnight courier to the address of the party set forth below:

           If to Owner, to:

           Stewart's Restaurants, Inc.
           114 West Atlantic Avenue
           Clementon, NJ 08021
           Attn:  President
           Telecopy:  (609) 783-7616

           If to Licensee, to:

           Cable Car Beverage Corporation
           717 17th Street
           Denver, Colorado 80202
           Attn:  President
           Telecopy:  (303) 298-1150

           With a copy to:

           Triarc Companies, Inc.
           280 Park Avenue
           New York, NY 10017

                       Attn:  General Counsel
                     Telecopy:  (212) 451-3216





           Each party shall promptly advise the other in writing in the manner provided above whenever its address for notices hereunder shall change.

            17.Assignment.  This letter agreement shall be binding on the
            --------------
successors and permitted assigns of the Licensee, Owner, William Fessler and Michael W. Fessler. This letter agreement may not be assigned by Licensee (other than to an affiliate thereof) without the prior written consent of the Owner, which consent shall not be unreasonably withheld or delayed. Owner's right to assign its rights under this letter agreement or under the Prior Master Agreement shall be subject to paragraph 13 of this letter agreement. Owner hereby acknowledges and consents to the acquisition (including through a merger where the Licensee is the surviving corporation) of all of the outstanding capital stock of Licensee by Triarc Companies, Inc. or its affiliates.

            18.Governing Law.  This letter agreement shall be governed by the
            -----------------
law of the State of New Jersey.

            19.Amendment.  This letter agreement may not be amended or
            -------------
otherwise modified, and no provision hereof may be waived, except in writing signed by each of the parties hereto.

            20.Effectiveness. This letter agreement shall be effective upon
            -----------------
execution by each of the parties hereto. This letter agreement shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof (including, without limitation, the Prior Master Agreement to the extent amended hereby). This letter agreement is the legal, valid and binding obligation of each of the parties hereto. The parties hereto intend to execute and deliver a definitive new Master Agreement embodying the terms of this letter agreement, but until such time as it is executed and delivered, this letter agreement shall be deemed a legal, valid and binding obligation of each of the parties hereto. In consideration for the execution, delivery and performance of this letter agreement, Licensee agrees promptly to issue to Owner: (i) 10,000 shares of common stock of Licensee. (Owner acknowledges that such shares will not be registered under the Securities Act of 1933, as amended, and agrees to execute and deliver a subscription agreement containing customary representations and warranties substantially in the form forwarded to Owner on July 2, 1997); and (ii) $200,00 payable in cash, as follows: $125,000 payable on March 31, 1998 and $75,000 payable on March 31, 1999. The obligation referenced in the preceding clause (ii) shall be evidenced by Licensee's Promissory Note, the form and terms of which shall be mutually agreed to by the parties.

            21.Counterparts.  This letter agreement may be executed in one or
            ----------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that a telecopied signature shall be deemed an original and shall be sufficient to evidence execution and delivery of this letter agreement by the applicable party.

             22.Release.(a)   Owner's Release.  In consideration of the
             -----------      ----------------
consideration payable pursuant to paragraph 20 of this letter agreement, the Owner, and each of its affiliates, officers, directors, employees (including Messrs. Michael and William Fessler), executors, representatives, agents, successors and assigns (collectively, the "Owner Group") covenants not to sue or pursue any litigation against, and waives, releases and discharges
Licensee and each of its affiliates, officers, directors, employees
(including Samuel Simpson and William Rutter), executors, agents, successors and assigns, any parent entity, present or future, (collectively, the "Licensee Group"), from any and all charges or causes of action it may have against any of them, including but not limited to any claims, demands, rights, judgments, defenses, actions or causes of action whatsoever, of any and every kind and description, whether known or unknown, incurred or not incurred, that the Owner Group have, ever had, now have, or shall or may hereafter assert with respect to any fact or event existing on August 11, 1997 or occurring before such date (collectively, "Claims") for or on the account of any liability, damage, loss, costs and expense of whatever kind connected with, arising out of or in any way related to the terms of this letter agreement and the negotiation of the terms hereof, including any Claims made or that would have been made in the letter dated July 18, 1997 from Archer & Greiner to Licensee; provided, however, that nothing in this subparagraph 22 shall release the Licensee Group from any obligation arising under the terms of the Prior Master Agreement.

           (b) Licensee Release.  In consideration of the terms and provisions
           ---------------------
of this letter agreement, the Licensee Group covenants not to sue or pursue any litigation against, and waives, releases and discharges the Owner Group from any and all charges or cause of action it may have against any of them, including but not limited to any Claims for or on the account of any liaibility, damage, loss, costs and expense of whatever kind connected with, arising out of or in any way related to the terms of this letter agreement and the negotiation of the terms hereof; provided, however, that nothing in this subparagraph (b) shall release the Owner Group from any obligation arising under the terms of the Prior Master Agreement.

           IN WITNESS WHEREOF, this letter agreement has been duly executed as of the day, month, and year first above written.

(Registrant)           STEWART'S RESTAURANTS, INC.
(Date)                 August 11, 1997
By:(Signature)         /s/ Michael W. Fessler
(Name and Title)       Michael w. Fessler
                       President


(Registrant)           CABLE CAR BEVERAGE CORPORATION
(Date)                 August 11, 1997
By:(Signature)         /s/ Samuel M. Simpson
(Name and Title)       Samuel M. Simpson
                       President

 PARAGRAPHS 13, 17 AND 20 AGREED TO AND ACCEPTED:

      /s/ William Fessler
      ____________________________________
      William Fessler

      /s/ Michael W. Fessler
      ____________________________________
      Michael W. Fessler